Exhibit 10.3
April 30, 2012

Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson Street
Springdale, Arkansas 72764

Re:
Liberty Bank (“Lender”) loan dated January 16, 2006, stating an original maximum principal amount of $15,000,000.00 (the “Loan”), evidenced by a Loan Agreement dated of even date therewith, as amended, modified or restated through the Sixteenth Loan modification dated effective as of February 15, 2012 (the “Loan Agreement”), and Eleventh Amended and Restated Promissory Note dated effective as of February 15, 2012 (the “Liberty Note”).

Gentlemen:

As of March 31, 2012 AERT has not met the financial covenant in Section 9.1 of the Loan Agreement, concerning a long-term debt service coverage ratio requirement of not less than 2.00 to 1.00. Our Loan Agreement contains restrictions upon the incurrence of Indebtedness under the Negative Covenants section of the Loan Agreement and certain other provisions or covenants, including certain financial covenants, which would need to be waived in the Loan Agreement or the Liberty Note in order to avoid Event of Default of the Loan Agreement.

Liberty gives consent to the waiver of financial covenants contained in Article IX of the Loan Agreement for the first calendar quarter of 2012. Also, Liberty hereby waives any past noncompliance with such financial covenants in Article IX and any past cross-defaults under other Company loans with Liberty and confirms that, to the knowledge of Liberty and giving effect to the provisions hereof, there are no existing “Events of Default”, as defined in either the Loan Agreement of the Liberty Note, and no events that with the giving of notice or the passage of time would constitute an Event of Default there under:

Sincerely,

/s/ D. Scott Hancock
D. Scott Hancock
Executive Vice President

PO Box 10890 · Fayetteville, Arkansas 72703 ·479) 872-7006
www.mylibertybank.com